April 7, 1994


Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of the Capital City Bank Group, Inc., scheduled for 4:00 p.m., Wednesday, April 27, 1994, in Room 123 of the Florida State Conference Center, 555 West Pensacola Street (directly west of the Civic Center), Tallahassee, Florida.

Due to limited parking at the center, arrangements have been made for parking in the Civic Center lot. A bank employee will greet you as you enter the lot and direct you to the parking area. If you, or someone riding with you, need assistance please drive to the covered walkway at the Pensacola Street entrance of the Conference Center. A bank employee will be available to assist you.

The meeting will begin at 4:00 p.m. I hope you will come early and join your friends for refreshments at 3:30. Whether or not you plan to be present at the meeting, it would be most helpful if you would execute the enclosed Proxy and return it by April 20, 1994. A postage-paid envelope is enclosed for your convenience.

Sincerely yours,



GODFREY SMITH
President